Exhibit 28(E)

DISTRIBUTION AGREEMENT

FOR

THE GABELLI INNOVATIONS TRUST

This Distribution Agreement (the “Agreement”), dated February 20, 2019, between the Gabelli Innovations Trust, a Delaware statutory trust (the “Trust”), and G.distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust is a registered open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), organized as a series trust offering a number of portfolios of securities and/or other instruments as listed on Appendix A, and any future series of the Trust (each a “Fund” and collectively the “Funds”), having filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement (as defined below) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”, together with the 1940 Act, the “Acts”), and the 1940 Act;

WHEREAS, in this connection, the Trust desires that the Distributor act as its exclusive sales agent and distributor for the sale and distribution of shares of the Funds (“Shares”).

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

NOW THEREFORE, the Distributor desires to provide the services described herein to the Trust and it is accordingly agreed between them as follows:

1.       The Trust hereby appoints the Distributor as exclusive sales agent and distributor for the sale and distribution of Shares pursuant to the aforesaid continuous public offering of Shares, and the Trust further agrees from and after the commencement of such continuous public offering that it will not, without the Distributor’s consent, sell or agree to sell any Shares otherwise than through the Distributor, except the Trust may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act.

2.       The Distributor hereby accepts such appointment and agrees to use its best efforts to sell such Shares; provided, however, that when requested by the Fund at any time for any reason the Distributor will suspend such efforts. The Trust may also withdraw the offering of Shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that the Distributor does not undertake to sell all or any specific portion of the Shares of a Fund. Each Fund acknowledges that the Distributor will enter into sales or servicing agreements with registered securities brokers and banks and into servicing agreements with financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms. In entering into such agreements, the Distributor shall act only on its own behalf as principal underwriter and distributor. The Distributor shall not be responsible for making any distribution plan or service fee payments pursuant to any plans a Fund may adopt or agreements it may enter into.

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3.       The Distributor agrees that it will use all reasonable efforts to maintain its FINRA good standing status and to abide by the Rules of Fair Practice, the Constitution and the Bylaws of FINRA, and all other rules and regulations that are now or may become applicable to its performance hereunder. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and it shall have no authority or power to obligate or bind the Trust by its actions, conduct or contracts except that it is authorized to accept orders for the purchase or repurchase of Shares as the Trust’s agent and subject to its approval. The Trust reserves the right to reject any order in whole or in part. The Distributor may appoint sub-agents or distribute through dealers or otherwise as it may determine from time to time pursuant to agreements approved by the Trust, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase of Shares on behalf of the Trust or otherwise act as the Trust’s agent for any purpose. The Distributor shall not utilize any materials in connection with the sale or offering of Shares except the then current Prospectus and such other materials as the Trust shall provide or approve in writing.

4.       Shares may be sold by the Distributor only at prices and terms described in the then current Prospectus relating to the Shares and may be sold either through persons with whom it has selling agreements in a form approved by the Trust’s Board of Trustees or directly to prospective purchasers. To facilitate sales, the Trust will furnish the Distributor with the net asset value of its Shares promptly after each calculation thereof.

5.        The Trust has delivered to the Distributor a copy of the current Prospectus for each Fund. It agrees that it will use its best efforts to continue the effectiveness of its Registration Statement filed under the 1933 Act and the 1940 Act. The Trust further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with such Acts. The Trust will furnish the Distributor, at the Distributor’s expense, with a reasonable number of copies of the Prospectus and any amended Prospectus for use in connection with the sale of Shares.

6.       At the Distributor’s request, the Trust will take such steps at its own expense as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States of America and in the District of Columbia in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Trust shall not be required to qualify Shares or to maintain the qualification of Shares in any state, territory, dependency or district where it shall deem such qualification disadvantageous to a Fund.

7.       The Distributor agrees that:

a.	It will furnish to the Trust any pertinent information required to be inserted with respect to the Distributor as exclusive sales agent and distributor within the purview of Federal and state securities laws in any reports or registrations required to be filed with any government authority;
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b.	It will not make any representations inconsistent with the information contained in the Registration Statement or Prospectus filed under the 1933 Act, as in effect from time to time;

c.	It will not use or distribute or authorize the use or distribution of any statements other than those contained in a Fund’s then current Prospectus or in such supplemental literature or advertising as may be authorized in writing by the Trust; and

d.	The Distributor shall not bear any costs associated with printing Prospectuses, Statements of Additional Information, marketing and advertising materials, and all other such materials provided by the Trust and its respective service providers.

8.       The Trust will pay its legal and auditing expenses and the cost of composition of any prospectuses of annual or interim reports of a Fund.

9.       In consideration of the agreements on the Distributor’s part contained herein and of the payment by the Trust of a fee of $1 per year and on the terms and conditions set forth herein, the Trust, on behalf of each Fund identified in the Appendix, agree that the Distributor shall be, for the period of this Agreement, the distributor for the Trust

10.       The Trust agrees to indemnify, defend and hold the Distributor, its officers, directors, employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such indemnitee may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while the Distributor was active in such capacity or by reason of the Distributor having acted in any such capacity or arising out of or based upon any untrue statement of a material fact contained in the then current Prospectus relating to the Shares or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust expressly for use in any such Prospectus; provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Trust or the shareholders of a Fund or any expense of such indemnitee with respect to any matter as to which such indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that its action was in the best interest of the Trust or arising by reason of such indemnitee’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (“disabling conduct”), or (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, no indemnification shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such indemnitee appears to have acted in good faith in the reasonable belief that its action was in the best interest of the Trust and did not involve disabling conduct by such indemnitee. Notwithstanding the foregoing the Trust shall not

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be obligated to provide any such indemnification to the extent such provision would waive any right which the Trust cannot lawfully waive.

The Distributor agrees to indemnify, defend and hold the Trust, its Trustees, officers, employees and agents and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from and against any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee, but only to the extent that such liability or expense shall arise out of or be based upon any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust expressly for use in a Prospectus or any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading or arising by reason of disabling conduct by such indemnitee or any person selling Shares pursuant to an agreement with the Distributor.

The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Trust shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Trust, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

11.       This Agreement shall become effective on the date any Fund commences its operations and shall remain in effect for up to two years from such date and thereafter from year to year provided such continuance is specifically approved at least annually prior to each anniversary of such date by (a) Director Approval or by vote at a meeting of shareholders of a Fund of the lesser of (i) 67 per cent of the Shares present or represented by proxy and (ii) 50 per cent of the outstanding Shares and (b) by Disinterested Director Approval.

12.       This Agreement may be terminated (a) by the Distributor at any time without penalty by giving sixty (60) days’ written notice to the Trust which notice may be waived by the Trust; or

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(b) by the Trust at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor); provided, however, that any such termination by the Trust shall be directed or approved in the same manner as required for continuance of this Agreement by Section 11(a).

13.       This Agreement may not be amended or changed except in writing signed by each of the parties hereto and approved in the same manner as provided for continuance of this Agreement in Section 11(a). Any such amendment or change shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment (as such term is defined in the 1940 Act and the rules thereunder).

14.       This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements to be performed entirely therein and in accordance with applicable provisions of the 1940 Act.

15.       If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected or impaired thereby.

16.       Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

17.       This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between each Fund and Distributor. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by a Fund to Distributor or liabilities or other obligations of Distributor to a Fund or of the Fund to Distributor, shall be several and independent of one and other and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of such Fund, and that Distributor shall have no right of recourse or offset against the revenues and assets of any other Fund.

18.       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

19.       Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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THE GABELLI innovations trust on behalf of the each series fund listed on appendix a
By:	/s/ Agnes Mullady
Name: Agnes Mullady
Title: President

G.distributors, LLC
By:	/s/ Agnes Mullady
Name: Agnes Mullady
Title: CEO
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APPENDIX A

Gabelli Food of All Nations Fund

Gabelli Media Mogul Fund

Gabelli RBI Fund
Gabelli Pet Parents’TM Fund

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